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                [LETTERHEAD OF CLIFFORD CHANCE PUNDER Sp. z o.o.]

                                                                     Exhibit 5.3

                                                                   10 March 2000

Polska Telefonia Cyfrowa Sp. z o.o.
Al. Jerozolimskie 181
02-222 Warsaw
Poland

Ladies and Gentlemen:

We have acted as special Polish counsel for Polska Telefonia Cyfrowa Sp. z o.o. (the "Company") in connection with its guarantee (the "Company Guarantee") of Euro 300,000,000 aggregate principal amount at maturity of 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009 (the "Euro Notes") and $150,000,000 aggregate principal amount at maturity of 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009 (the "Dollar Notes") (the "Notes") issued by the PTC International Finance II S.A. (the "Issuer") and registered under the United States Securities Act of 1933, as amended (the "Securities Act").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)  the Articles of Association of the Company as amended;

(b) a copy of each of the Indentures for the Euro Notes and for the Dollar Notes, dated as of November 23, 1999 (the "Indentures"), by and among the Issuer, the Company, PTC International Finance (Holding) B.V. and State Street Bank and Trust Company including the form of Notes and Company Guarantee attached to the Indentures as Exhibit A;

(c) a draft, dated 2 March 2000 of the registration statement on Form F-4 relating to the Notes (the "Registration Statement").

The opinions herein relate only to Polish law as it exists at the date hereof and assumes:

(i) the genuineness of all signatures submitted as originals or copies and the authenticity of all documents submitted to us as originals;

(ii) the completeness and conformity of the originals of all documents supplied to us as certified or photostatic copies and the authenticity of the originals of such documents;

(iii) the valid existence and the capacity, power and authority of each of the parties (other than the Company) to execute and deliver the Indentures;

(iv) the Indentures constitute the legal, valid, binding and enforceable obligations of each of the parties thereto (other than the Company);

(v) the due authorization (whether corporate or otherwise), execution and delivery of the Indentures by each party thereto (other than the Company) on the date thereof;


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(vi)   the due compliance with all matters (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorities, the making of necessary filings, registrations and notifications and the payment of stamp duties and other documentary taxes and charges) under such laws other than Polish law as may relate to, or be required in respect of (as appropriate), the Company Guarantee the performance by or enforcement against the parties or such other persons of such of their obligations or rights as are to be performed or enforced, as the case may be, outside the Republic of Poland ("Poland"); and

(vii) all information in the constitutional documents of the Company and all other documents or information provided by the Company is true and accurate.

We have not independently verified the foregoing assumptions.

We express no opinion as to the laws of any jurisdiction other than Poland as it stands and has been interpreted in published case law of the courts of Poland as at the date of this opinion. With respect to certain matters of the laws of Luxembourg and Dutch law, on the one hand, and United States Federal and New York State law, on the other hand, we note that you have been provided with and are relying upon the opinion dated the date hereof, of Faltz & Kremer, special Luxembourg counsel to the Issuer, Clifford Chance - Amsterdam, special Dutch counsel to PTC International Finance (Holding) B.V. and Clifford Chance Rogers & Wells, special United States counsel to the Company and the Issuer, delivered to you today.

Based upon such examination, we are of the opinion as follows:

1. The Company has been duly incorporated and is validly existing as a legal entity in the form of a limited liability company ("Spolka z ograniczona odpowiedzialnoscia") under the laws of Poland, with full corporate power and authority to conduct its business as described in the Registration Statement.

2. The Company Guarantee will constitute the valid and legally binding obligation of the Company.

The opinions set forth above are subject to the following reservations:

(1) the law of Poland, including its tax law, financial laws and collateral law, set forth general legal principles and Polish commercial, financial and collateral laws are largely undeveloped, with little precedent upon which to rely in rendering an opinion as to sophisticated commercial and financial transactions between private parties. Accordingly, we note that such law may be interpreted in ways we cannot predict with certainty;

(2) according to the Polish Civil Procedure Code foreign court judgements and foreign arbitration awards are enforceable in Poland only if reciprocity is granted to Polish judgements or if their enforceability is envisaged in a relevant international treaty (bilateral or multilateral) to which Poland is a party (hereinafter the "international treaty"). Unless the international treaty provides otherwise, a foreign court judgement or foreign arbitration award (hereinafter jointly the "judgement") is enforceable (a Polish court may give a decision as to the enforceability of such judgements) subject to the following conditions:

       (a)     the judgement is enforceable in the country where it has been given;
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     (b) the judgement is final and binding in the country where it has been given;

     (c) the matter does not belong, according to Polish law or the international treaty, to exclusive jurisdiction of Polish courts or the courts of a third country;

     (d) a party to the dispute has not been deprived of the rights of defense or due representation;

     (e) the matter has not been finally adjudicated by a Polish court before the judgement has become final and binding;

     (f) the judgement is not contrary to the basic principles of legal order in Poland; and

     (g) Polish law has been applied in the matter in which such law should have been applied unless the foreign law applied does not differ essentially from Polish law;

         Poland follows the principle of reciprocity and therefore a foreign court judgement may be enforced in Poland if Polish court judgements are enforced in the country in which the foreign judgement was issued. The Ministry of Justice in Poland has not confirmed whether courts in the United States grant reciprocity and given the absence of any treaty regarding enforcement of judgements between Poland and the United States it is unclear whether New York court judgements are enforceable in Poland. However, since Poland is a party to the 1958 New York Convention on Recognition and Enforcement of Arbitration Awards ("NEW YORK CONVENTION"), foreign arbitration awards are generally recognized in Poland provided the conditions of enforcement set out in the Convention or in their absence, the conditions set out in the Polish Civil Procedure Code, are met;

(4) a court in Poland will not necessarily give full effect to an indemnity for the costs of litigation or enforcement;

(5) the law of any other jurisdiction will not apply in Poland if its application would have any effect, which is contrary to the basic principles of public order in Poland (principles of social co-existence);

(6) our opinion as regards the binding effect of the obligations of the Company under the Indenture and the Company Guarantee is subject to any limitations arising from administration, bankruptcy, insolvency, liquidation, reorganization and similar laws generally affecting the rights of creditors and general equitable principles relating to or affecting the enforcement of creditors' rights;

(7) claims may become barred under various statutes of limitation or may be or become subject to defenses of set-off or counterclaim;

(8) an agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing;

(9) as used in this opinion, the term "enforceable" means that the relevant document is of a type and form enforced by the court in Poland. The term does not address the extent to which a judgement obtained in a court outside Poland will be enforceable in Poland. Nor is it certain that each obligation or documents will be enforced in accordance with its terms in every circumstance, such enforcement being, in any event, subject to the nature of the remedies available in the courts in Poland, the acceptance by such courts of

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     jurisdiction, the powers of such courts to stay proceedings and other principles of law, equity and procedure of general application; and

(10) Polish law does not recognize the concept of "trust" and, therefore, moneys received by the Company in Poland will not be held "in trust." This reservation does not prejudice the right of the Company to hold moneys in trust in jurisdictions other than Poland, where the concept of trust is recognized.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Enforcement of Liabilities and Service of Process." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours sincerely

CLIFFORD CHANCE PUNDER Sp. Z o.o.